TAX SHARING AGREEMENT

This agreement (hereafter Agreement) is made and entered into by and between Ensurapet, Inc. a Nevada corporation, (herein after Ensurapet), and Perfect Pet Club, Inc., a Michigan corporation (herein after Club) and is intended by the parties to resolve the status of the Club spinning out of Ensurapet, pursuant to the terms and conditions set forth below.

1.             RECITALS

WHEREAS, on or about January 29, 2009 Ensurapet discussed to have club spin out pursuant to (Form 10) and become its own public company.  This agreement between the parties sets forth the terms and conditions of the spin out. The spin-off of Club will occur by way of a pro rata distribution of the Club’s common and preferred stock to Ensurapet’s stockholders. In the distribution, each Ensurapet stockholder will receive one share of Purrfect Pet Club common stock for every share of Ensurapet common stock and one share of Purrfect Pet preferred stock for every share of Ensurapet preferred stock held at 5:00 p.m., Canton, Ohio time, on June 1, 2009, which is the record date of the spin-off. The dividend will be paid in book-entry form and physical stock certificates will be issued only upon request. Stockholder approval of the spin-off is not required, and you are not required to take any action to receive your Club common and preferred stock.

Following the spin-off, Ensurapet’s business will consist entirely of the pet health insurance business. Club will consist of the former online pet club business segment of Ensurapet.

WHEREAS ENSURAPET, warrants that Club has no outstanding liabilities or obligations of any kind.  Further that Club has no assets except the good will associated with the Perfect Pet Club name.  The parties agree that all, liabilities for federal, state, local and foreign taxes for periods before and through the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods shall be the responsibility of Ensurapet.  The parties agree that all, liabilities for federal, state, local and foreign taxes for periods after the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods shall be the responsibility of the Club.

The parties further agree that Ensurapet will indemnify Club for all of the taxes resulting from the transactions related to the distribution of our common and preferred stock if Ensurapet takes certain actions that ultimately result in disqualifying the distribution as tax-free under Sections 355 and 368 of the Code.  The tax sharing agreement will also require Ensurapet to indemnify Club against any liability for tax if Ensurapet’ actions cause the disqualification of the spin-off as tax free under the Code.

2.             RELEASE OF CLAIMS

Effective upon, and specifically conditioned on the timely performance by Club of all acts required of Club under this agreement, Ensurapet hereby releases and forever discharges and agrees to indemnify, Club and its principals, affiliates, partners, related entity, agents, servants, employees, contractors, subcontractors, attorneys, directors, shareholders, members, officers, subsidiaries, insurance carriers, successors and assigns, and each of them, from any and all claims, demands, liabilities, and causes of action, known or unknown, howsoever arising, from the beginning of time to the date hereof, including but not limited to all claims or defenses that could have been asserted, including all potential insurance claims and claims of creditors except that the obligations contained in this agreement shall remain in full force and effect, as well as all other Stipulation terms.

4.             ASSIGN ABILITY

Club has the right to sell, assign, or transfer this agreement with all its rights, title, or interest in it to any person, firm, or corporation at any time during the term of this agreement, and any such assignee shall acquire all of the rights and assume all of the obligations of Club under this agreement.

5.             TERMINATION ON DEFAULT

If Ensurapet defaults in the performance of this agreement or materially breaches any of its provisions, Ensurapet must cure that default by a satisfactory performance within 3 calendar days from the date of notice of the default or non performance.

6.             GENERAL PROVISIONS APPLICABLE TO ALL THE AGREEING PARTIES.

6.1           The Agreeing Parties each agree that, in the event of any dispute concerning this agreement, the prevailing party shall be entitled to recover his or her court costs and attorney's fees.

6.2            This Agreement shall be binding upon and for the benefit of the Agreeing Parties and their respective successors, devisees, legatees, executors, administrators, affiliates, representatives, assigns, officers, directors, partners, agents, servants, and employees.

6.3.           This Agreement constitutes the entire agreement among the Agreeing Parties with regard to the matters set forth herein.  No statements, promises or representations have been made by any party to another party, or are relied upon by any party, and no consideration has been or is offered, promised, expected or held out other than as set forth in this Agreement.  No conditions precedent to the effectiveness of this Agreement exists other than as may be expressly provided herein.  All prior discussions and negotiations have been and are merged and integrated into and are superseded by this Agreement.  It is expressly agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect except by a writing duly executed by an authorized representative of the Agreeing Parties hereto, as approved by their respective counsel, if any.  The Agreeing Parties hereby agree and acknowledge that they will not claim at any time that this Agreement has been orally altered or modified or otherwise changed by oral communication of any kind.

6.4.           This Agreement may be executed in counterpart which, when taken together, shall constitute one original Agreement.

6.5.           This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California. Each party waives and will waive all right to trial by jury in such action or proceeding.

6.6.           No representations, oral or otherwise, express or implied, other than those contained herein have been made by any party hereto, and by execution hereof this Agreement is made and entered into without reliance upon any statements or representations of any party hereby obligated or released, or in reliance upon any statements or representations made by any representatives, agents or employees of any of the parties hereto.

6.7.           Each individual executing this Agreement represents and warrants that he is duly authorized to execute this Agreement and that it is binding in accordance with its terms and that said entity is bound by the same.  All parties warrant that they are the true holders of all rights and remedies which they purport to release, and that they have not assigned or transferred any of these rights or remedies to any other individuals and/or entities.

6.8.           Time is of the essence in this Agreement.

6.9.           Whenever the context hereof so requires, the use of the masculine gender shall include the feminine and/or the neuter, and the singular number shall include the plural.

6.10.         In the execution of this Agreement and the negotiations leading thereto, the parties hereto, that they have each carefully read this Agreement and know the contents thereof; that the terms of this Agreement have been completely explained and that they each executed Agreement as a voluntary act.

6.11.         Each party hereto, and counsel for each party, has reviewed and revised this Agreement, and the normal rules of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

6.12.         Paragraph titles or captions, if any, contained in this Agreement are used for convenience only and are not intended to, and shall not, in any way enlarge, define, limit, extend or describe the rights or obligation of the parties or affect the meaning or construction of this Agreement, or any provision hereof.

Date
ENSURAPET, INC.
RUSSELL SMITH, DIRECTOR AND PRESIDENT

Date
PERFECT PET CLUB
JOSEPH CANGIANO, DIRECTOR AND PRESIDENT